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EXHIBIT 99A.5
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COMBINED STATEMENTS OF                 U S WEST COMMUNICATIONS GROUP
CASH FLOWS (UNAUDITED)
                                                    Six Months Ended
                                                        June 30,
In millions                                           1996     1995
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
OPERATING ACTIVITIES
 Net income                                           $652     $608
 Adjustments to net income:
  Depreciation and amortization                      1,035    1,001
  Gains on sales of rural telephone exchanges          (49)     (78)
  Cumulative effect of change in accounting
   principle                                           (34)      -
  Deferred income taxes and amortization
   of investment tax credits                            (3)      58
 Changes in operating assets and liabilities:
  Restructuring payments                               (74)    (172)
  Postretirement medical and life costs,
   net of cash fundings                                (30)    (211)
  Accounts and notes receivable                         57     (108)
  Inventories, supplies and other                      (35)     (52)
  Accounts payable and accrued liabilities             (62)      29
 Other - net                                           (43)     (23)
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Cash provided by operating activities                1,414    1,052
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment     (1,266)  (1,093)
 Proceeds from sales of rural telephone
  exchanges                                            111      114
 Proceeds from (payments on) disposals of
  property, plant and equipment                          8       (2)
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Cash (used for) investing activities                (1,147)    (981)
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FINANCING ACTIVITIES
 Net proceeds from issuance of short-term debt         260      589
 Repayments of long-term debt                         (253)    (139)
 Dividends paid on common stock                       (467)    (462)
 Proceeds from issuance of common stock                 76       -
 Advance to Media Group                                 -      (132)
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Cash (used for) financing activities                  (384)    (144)
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CASH AND CASH EQUIVALENTS
 Decrease                                             (117)     (73)
 Beginning balance                                     172      116
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Ending balance                                         $55      $43
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